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                                                                    EXHIBIT 11.1


STATEMENT OF COMPUTATION OF LOSS PER SHARE

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                                                                   For the years ended December 31,
                                                          -------------------------------------------------
                                                               1995           1996        1997         1998
                                                             -------        -------     -------      -------
Net loss                                                    $   90,120   $   90,183   $   42,152   $(2,075,938)
                                                            ------------ ----------   ----------   -----------
Weighted average common shares                               9,740,000    9,740,000    9,740,000    12,134,286
Common equivalent shares:
  Dilutive stock options                                           -         -            -            -
  Dilutive preferred stock                                         -         -            -            -
                                                            ---------     ---------   ----------   ------------
Weighted average common shares outstanding
 (basic and diluted)                                         9,740,000    9,740,000    9,740,000    12,134,286

Net loss per share                                          $     0.01   $     0.01   $     0.00   $     (0.17)
                                                             ==========  ==========   ==========   ============
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